Exhibit 4.4

CHINA TELETECH HOLDING, INC.

Unanimous Written Consent Of Board of Directors

In Lieu of Special Meeting

The undersigned, being the Board of Directors of China Teletech Holding, Inc. a Florida Corporation (the “Corporation”), hereby waives the calling or holding of a meeting of the Board of Directors of the Corporation (the “Board”), consents in writing as of this 10th day of November 2020 to the following actions and directs that this unanimous written consent be filed by the Corporation’s Secretary with the minutes of proceedings of the Board.

WHEREAS, the Corporation desires to accept the resignation of Rhonda Keaveney as CEO, Treasurer, Secretary, and Director.

WHEREAS, the Corporation desires to appoint Sheng, Yan Ping as its President, CEO, Treasurer, Secretary and Director.

Now therefore,

RESOLVED, the Corporation shall accept the resignation of Rhonda Keaveney effective as of November 10, 2020.

FURTHER RESOLVED, the Corporation shall accept the appointment of Sheng, Yan Ping as its CEO, Secretary, Treasurer, and Director, effective as of November 10, 2020.

FURTHER RESOLVED, the Board of Directors of the Corporation be and hereby is authorized, empowered and directed to take any and all actions and to execute, deliver and file any and all agreements, instruments and documents as the Board of Directors so acting shall determine to be necessary or appropriate to consummate the transactions contemplated by the foregoing resolution. The taking of such action shall be conclusive evidence that the same was deemed to be necessary or appropriate and was authorized hereby.

IN WITNESS WHEREOF, the undersigned being the Board of Directors of China Teletech Holding, Inc. have executed this Consent as of the day and year first written above.

Rhonda Keaveney, Director

McNees Wallace & Nurick LLC 426 W. Lancaster Ave., Suite 110 Devon, PA 19333	Allen Tucci Telephone: 484.329.8046 Fax: 717.237.5300 atucci@mcneeslaw.com

May 2, 2024

VIA E-MAIL

China Teletech Holding, Inc.

16th Floor, North Tower

528 Pudong South Road

Shanghai 200120

China

Re: CANCELLATION OF INDEBTEDNESS DUE TO STATUTE OF LIMITATIONS

Dear Sir or Madam:

We are furnishing you this opinion at the request of China Teletech Holding, Inc. (the “Issuer”) in connection with the fair presentation of the financial condition of the Issuer: specifically, whether certain indebtedness (the “Debt”) should continue to be reflected as due and payable by the Issuer.

We have relied upon the following additional information in rendering our opinion:

1. All securities filings made by the Issuer and filed with OTC Markets (“OTC”) were true and correct, as of the date of filing.

2. Since the date of the last SEC quarterly report, which was for the period ending March 31, 2018 (filed on June 1, 2018) (the “Most Recent Filing”), there has been no payment made on any of the Debt, and no agreements with any of the holders of the Debt.

3. We note that, since the Most Recent Filing, the Issuer has posted financial statements to OTCmarkets.com that do not include the liabilities that are reflected in the Most Recent Filing. We make no conclusion about whether the financial statements posted after the Most Recent Filing were accurate or appropriate.

3. The Debt listed in the Most Recent Filing is comprised of accrued liabilities and accounts payable of $27,786 and a loan to related party, due to Yankuan Li, the former Chief Executive Officer and Director of the Company. Ms. Yankuan Li made advances to the Issuer to help fund the Issuer’s prior operations. These advances are unsecured and interest-free and totaled $534,550.

4. The contracts evidencing the debt are governed, exclusively, by the laws of the State of Florida.

In connection with this opinion, we have reviewed applicable federal and state laws, rules and regulations and have made such investigations and examined such documents and material related to the Company as I have deemed necessary and appropriate under the circumstances. Our review has been limited to reports filed with the OTCMarkets.com in compliance with the Securities Exchange Act of 1934, as amended, without having independently verified such factual matters.

May 2, 2024

The documents that we have reviewed, included, but are not limited to, the Most Recent Filing and all other documents and disclosures posted on OTCmarkets.com, as of the date of this letter.

In my examination, I have assumed and have not verified, (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to me as originals, if any (iii) the conformity with the originals of all documents supplied to me as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact given or made available to me by the Company.

State of the Law

There is a 5-year statute of limitations for the collection of a corporate debt issued in the State of Florida, under Section 95.11(a)(2) of the Florida Code. Florida courts have determined that, if the corporate debt is a loan, the five-year statute of limitations begins to run at the loan maturity date, or in the case of a loan that is due “on demand”, at the time of the first written demand for payment.

The balance sheet liabilities reflected as “due to related parties” constitute corporate debts, subject to this 5-year statute of limitations, under Section 95.11 of the Florida Code. As the Most Recent Filing indicates that the amount has no maturity, and bears no interest, we have determined that the liability is not a loan, but an amount due pursuant to contract.

There is also a 5-year statute of limitations for an action based upon a contract, obligation or liability founded upon an instrument of writing. As a result, a collection action for any contract for payment with the Issuer must be commenced within five years of when the payment was due or the contract was made.

The limitations period begins on the date of the last transaction, last item charged or last credit given; provided, however, whenever any principal or interest payment has been made after the due date, then the limitations period begins from the date the last payment was made.

Facts and Legal Opinion

(1) The Company has stated that debt identified on the balance sheet that constitutes amounts due to the former executive relate to a period of time prior to the Most Recent Filing. Since that time there have been no collection efforts by the holders of the notes, or any party.

Under Section 95.11 of the Florida Code, the statute of limitations for collection of contract debts against the Company ends 5 years after the date of the last transaction, last item charged or last credit given. Again, we have concluded that the liability is not a promissory note, as it bears no interest and has no maturity date (as stated in the Most Recent Filing). We have been informed by the Company that no payments or further credit transactions with the parties have occurred since the date of the Most Recent Filing. As a result of these facts, and the assumptions made in this letter, we are of the opinion that the parties holding the above-referenced debts may not legally bring and action for collection of these debts against the Company. As a result, we conclude that fair presentation of the financial statements of the Company would require removal of the debt associated with these contractual obligations.

(2) The Company has stated that certain debts on the balance sheet arise from contract and are identified as “accrued liabilities and accounts payable”. Specifically, the Issuer’s balance sheet identifies accounts payable of $27,786, which arose, at the latest, during the first quarter of 2018, all of which constitute liabilities from contract.

Under Section 95.11 of the Florida Code, the statute of limitations for collection of these debts against the Company ends 5 years after the date of the last transaction, last item charged or last credit given. We have been informed by the Company that no payments or further credit transactions with the parties have occurred since the date of the Most Recent Filing. As a result of these facts, and the assumptions made in this letter, we are of the opinion that the parties holding the above-referenced debts may not legally bring and action for collection of these debts against the Company. As a result, we conclude that fair presentation of the financial statements of the Company would require removal of the debt associated with these contractual obligations.

3

May 2, 2024

As to matters of fact, I have relied upon information obtained from public officials, officers of the Company, and/or other sources, and I represent that all such sources were believed to be reliable. I have relied upon the Company’s assurances concerning the lack of payment, settlement discussions or collection activities on the Debt since the date of the Most Recent Filing.

I have made no independent attempt to verify facts as provided to me and set forth herein and this opinion is limited to and conditioned upon, the facts as stated herein.

I am qualified to practice law in the States of Delaware, Pennsylvania and New York and I express no opinion as to the laws of any jurisdictions except for those of the State of Nevada and the United States of America referred to herein.

This letter and the statements it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

Our statements set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is rendered solely for your benefit and no other person or entity, other than your successors and assignees, shall be entitled to rely on any matter set forth herein without the express written consent of the undersigned.

Sincerely

Allen Tucci

MCNEES WALLACE & NURICK LLC